Exhibit 99.01

Ascendia Brands, Inc. Files for Bankruptcy Protection

- Company Has Secured DIP Financing and Will Continue to Operate in the Ordinary Course -

Hamilton, NJ (August 5, 2008) – Ascendia Brands, Inc. (Ascendia), a manufacturer of branded bath, health and beauty care products, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and is seeking a buyer for the business as a going concern.  Ascendia has entered into an agreement with its senior secured lenders to provide a debtor-in-possession financing facility and plans to continue to operate in the ordinary course pending a sale.  Ascendia has commenced discussions with prospective buyers and expects to complete a sale prior to September 30, 2008.  It is not anticipated that the sale will result in any recovery to common stockholders.

Ascendia also announced that it has accepted the resignation of Steven R. Scheyer as President and Chief Executive Officer of the company, and as a member of Ascendia’s Board of Directors.  Ascendia has appointed Douglas A. Booth, a partner in Carl Marks Advisory Group LLC, a leading financial advisory firm, as Chief Restructuring Officer.  Mr. Booth, who will serve as CRO under the terms of an advisory agreement between the company and Carl Marks, will have overall responsibility for finance, sales, marketing and operations and will also oversee negotiations regarding a sale of the company as a going concern.

Ascendia’s decision to file for Chapter 11 bankruptcy protection follows an extensive review by management and the Board of alternatives to address financial pressures from tightening credit markets, strain on material flows  and the liquidity impact associated with its the healing garden brand re-launch.  Following discussions with its secured creditors, Ascendia has determined that a formal reorganization and sale of the business offers the most effective means of addressing these financial challenges and is in the long-term best interest of Ascendia and its many long-term customers and vendors.

Doug Booth, Ascendia’s Chief Restructuring Officer, commented: “While many of Ascendia’s core brands have a very successful 50-year heritage and serve an important market niche, we have recently faced considerable challenges.  After careful analysis, the decision was made to restructure the business through a Chapter 11 filing in order to streamline operations, refocus on our core profitable products and sell the company in order to better position the business for the future.  There is significant potential at Ascendia and we believe that, with a new ownership dedicated to the consumer product segment in which Ascendia is a market presence, the business can effectively move forward and grow its core brands.  The company will discontinue unprofitable products in order to focus on strong brands and high margin products within those brands, consolidate distribution centers, and continue to enhance performance in support of its sale process.

“We believe that a restructured and strengthened Ascendia with new owners and a stronger balance sheet will offer our vendors an excellent channel of distribution to our strong customer base, while providing those customers appealing, well recognized brands.

“The Board and I would like to thank our employees, our vendors, and our customers for their ongoing support as we work to secure the future of our business.  We are confident that we will emerge from this situation stronger and healthier with brands that are well-positioned to reach their full potential.”

“I would also like to thank Steven Scheyer for his efforts on behalf of Ascendia and, on behalf of the Board and the company, wish him well in his future endeavors.”

For more information about the bankruptcy proceeding, please visit http://www.ascendiabrands.com.

About Ascendia Brands, Inc.

Ascendia Brands, Inc., located in Hamilton, New Jersey, is a manufacturer of branded consumer products featuring a stable of well-recognized brands.  Ascendia manufactures, markets, distributes, and sells branded bath, health and beauty care products primarily in North America, but also sells products in over 80 countries.  Its products include bath products, baby toiletries, deodorant and antiperspirant products, home permanent treatments, mouthwash products, portable breath sprays and drops, and manual toothbrushes.  The company originally marketed products under the Lander brand, and recently purchased well-known brands such as Calgon*, Baby Magic, Binaca and Mr. Bubble.  The Company also markets Black Orchid, Ogilvie, Tek, the healing garden, and Tussy.

These brands are sold principally through mass merchandiser, drug store, supermarket, and dollar store outlets.  Ascendia has more limited distribution in specialty retail and direct-to-consumer outlets. The company’s top customers include Walmart, Walgreens, Kmart, Meijer Stores, Target, and CVS.

Safe Harbor Statement

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon Ascendia.  These forward-looking statements include statements regarding Ascendia’s expectations concerning the bankruptcy process and the continuation of its day-to-day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following:  the ability of Ascendia to continue as a going concern; the ability of Ascendia to obtain approval of DIP Financing; court approval of Ascendia’s first day papers and other motions prosecuted by it from time to time; the ability of Ascendia to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for Ascendia to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of Ascendia to obtain trade credit, and shipments and terms with vendors and service providers for current orders; Ascendia’s ability to maintain contracts that are critical to its operations; ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; and the ability of Ascendia  to attract and retain customers.  There can be no assurance that future developments affecting Ascendia will be those anticipated by management.  Ascendia disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

*Calgon is a licensed trademark.

Investor Relations Contact: John G. Nesbett/Jennifer Belodeau IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com